EXHIBIT 99.4

                   BION ENVIRONMENTAL TECHNOLOGIES, INC.

                Bion Announces Favorable Air Quality Report
             for Proposed Integrated Project in Upstate New York

November 5, 2007. New York, New York. Bion Environmental Technologies, Inc. (OTCBB: BNET) announced today that on Wednesday, October 31, 2007, a favorable report related to Bion's proposed Integrated Project in Upstate New York was released to the public at a press conference held at Clarkson University in Potsdam, New York.

The report to the St. Lawrence County Board of Legislators, entitled "Probability of Nuisance Odors from the Proposed Feeding Operations of Bion Technologies" ("Report" or "Study"), presents the results of an odor modeling study led by Philip K. Hopke, Ph.D., the Bayard D. Clarkson Distinguished Professor, and Director, Center For Air Resources Engineering and Science at Clarkson University. Dr. Hopke is an internationally recognized expert on air emissions and the modeling thereof and was recently appointed to the EPA's Clean Air Scientific Advisory Committee (CASAC) Particulate Matter Panel.

The study evaluated the potential for nuisance odors at Bion's proposed Integrated Project in St. Lawrence County, New York, which will include an 84,000-head beef cattle finishing facility, comprised of six 14,000-head satellite farm modules, balanced with a 42 million gallon per year ethanol plant. The full report can be viewed on Bion's website at SLC Nuisance Odor Report.

The report's conclusion stated, "Based on our estimates of odor emissions, it appears that a facility can be constructed with less than 3% probability of nuisance odors...Depending on the level of odor avoidance desired, choices of levels of control along with some additional land to provide adequate setback distances and good site selection can make the facilities feasible in regards to nuisance odor emissions."

At the press conference where the report was presented, Professor Hopke stated Bion's facilities would not be odor free, but rather, "This is going to smell like a farm." Based upon the OFFSET model as presented in Dr. Hopke's report, Bion has determined that each of its proposed 14,000-head farm facilities will generate odors roughly equivalent to those of a well-managed traditional 400-head beef cattle or dairy facility operating under current Best Management Practices. However, this comparison is only valid for times when the 400-head facility is not spreading manure - during those times when the 400-head facility is spreading manure, its odors would be significantly worse than those from Bion's 14,000-head facilities, which will not spread manure at any time.

During the press conference, Jeff Kapell, Bion's Vice-President-Renewables and Project Development stated, "Bion commits to site selection and development consistent with the report's nuisance odor avoidance criteria." Mr. Kapell added, "As we move forward with the site selection process, we will utilize the odor model as a planning tool to evaluate specific site design and layout. Bion's criteria will be to meet or exceed the central estimate of the evaluation study and as candidate Project sites are selected, additional odor impact evaluations will be performed and shared with the public."

The study was commissioned by the Massena Business Development Corporation, the St. Lawrence County Chamber of Commerce and the towns of Massena, Brasher and Louisville, New York, and Bion.

Bion is currently engaged in discussions with representatives of local governmental bodies in the St. Lawrence County area, including without limitation, County officials, state government agencies and authorities related to both rail and sea transportation, and local town officials. These discussions revolve around the issues related to transporting corn from the Midwest, transportation and distribution of the various components of the proposed Integrated Project and specific site locations for all aspects of the proposed Project.

Upon receiving the endorsement of St. Lawrence County, Bion intends to proceed to negotiate its infrastructure and transportation agreements related to the importation of corn from the Midwest. In addition, Bion will seek to option appropriate sites for all aspects of the Project and work with local, state and federal area representatives to secure the appropriate financial and other support necessary for the Project.

Although not the focus of this particular study, the impact of Bion's technology on greenhouse gases was also discussed at the press conference. Based upon modeling performed by Econergy International, a carbon markets consulting firm and renewable Independent Power Producer, Bion has determined that its 84,000-head Integrated Project will generate close to 500,000 tons of carbon dioxide equivalents (greenhouse gases) per year less than a traditional livestock operation with the same number of cattle. This reduction is roughly equivalent to removing approximately 80,000 automobiles from service.
          _______________________________________________________

About Bion: Bion's patented technology platform largely mitigates the environmental impacts of livestock facilities, such as dairies and cattle feedlots, and significantly reduces the acreage required per animal. The technology enables a substantial increase in scale, resulting in economic advantages and increased profitability through improved resource and operational efficiencies.

Bion's technology creates the opportunity to develop sustainable integrated agriculture operations, comprised of large scale livestock operations balanced with highly-efficient biofuel production, in locations that maximize market opportunities. These state-of-the-art facilities incorporate onsite production and use of co-products - renewable energy produced from the livestock wastes and the distiller grains from the ethanol process - and produce significant advantages in environmental, energy and economic efficiency. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

For further information, please visit the Company's website at www.biontech.com, or contact:

Mark A. Smith                             Craig Scott
President                                 Vice President-Capital Markets/IR
303-517-5302                              303-843-6191 direct
mas@biontech.com                          cscott@biontech.com